Exhibit 10.1
June 2, 2008
Dr. Neal R. Cutler
P.O. Box 3637
Beverly Hills, CA 90212-0637
Re: Payoff of Notes
Dear Dr. Cutler:
     Reference is hereby made to that certain Settlement Agreement, dated as of July 2, 2007 by and between Avanir Pharmaceuticals, a California corporation ("Avanir"), and Dr. Neal R. Cutler, an individual ("you”). Terms not otherwise defined herein shall have the meanings set forth in the Settlement Agreement.
     Avanir has previously issued to you (a) three Buyer Notes in the aggregate principal amount of $25,075,000, (b) an Alternate Contingent Note 1 in the aggregate principal amount of $2,000,000 and (c) an Alternate Contingent Note 2 in the aggregate principal amount of $2,000,000. On or about July 2, 2007, Avanir made the Sale Payment, in the amount of $11,000,000, to you, which amount was applied to the payment of the Notes as set forth under the Settlement Agreement.
     Avanir desires to payoff the remaining amounts due under the Notes, including all accrued but unpaid interest, prior to the due date of such Notes. In consideration of the early payoff of the Notes, you have agreed to reduce the aggregate amount owed under the Notes, including the outstanding principal amount by 9.25%. Based on the foregoing and assuming that payment (in immediately available funds) is received by you by 12:00 noon (PT) on or before June 6, 2008, the total amount to be paid to you (the “Payoff Amount”) shall be $10,905,477.11. You hereby agree to accept the Payoff Amount as full and final payment of all amounts due to you and all obligations owing to you under the Notes.
     In furtherance hereof, you agree promptly do all things, presently or in the future, which may be reasonably requested by Avanir to further effect and evidence the foregoing, including, without limitation, the delivery to Avanir of all the Notes, subject only to prior payment by Avanir of the Payoff Amount.
     This Payoff Letter shall be governed by and construed in accordance with the laws of the State of California.

     Please indicate your agreement to the foregoing by signing in the space provided below. This letter agreement may be executed in one or more counterparts.

Very truly yours, AVANIR PHARMACEUTICALS

By: Keith Katkin
Its: President and CEO

Acknowledged and Agreed to by:
DR. NEAL R. CUTLER